Exhibit 10.5

Execution Version

First Amendment to Offer Letter Agreement

This First Amendment to Offer Letter Agreement (the “Amendment”) is made and entered into as of February 11, 2022, by and between Porch.com, Inc. (the “Company”) and Martin Heimbigner (“Executive” or “you”). Executive and the Company are referred to herein each as a “Party” and, collectively, as the “Parties.” Capitalized terms used but not defined herein shall have the meanings given them in the Agreement (defined below).

WHEREAS, the Parties executed an offer letter, effective June 15, 2020 (the “Agreement”).

WHEREAS, the Parties have agreed to amend the Agreement as set forth in this Amendment in accordance with Section 19 of the Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Amendment and the Agreement, and other valuable consideration, the Parties hereby amend the Agreement as set forth below.

1.            Agreement Date in Letterhead. The date of the Agreement on the first page is hereby deleted in its entirety and replaced with “June 15, 2020”.

2.            Section 3. The last two sentences of Section 3 of the Agreement are hereby deleted in their entirety and replaced with:

“As discussed more specifically in Section 10 hereof, effective upon conclusion of either a SPAC or IPO, you will be entitled to specified severance upon termination of employment, provided you are not terminated for “Cause” or you terminate for “Good Reason”, as those terms are defined in this Agreement.”

3.            Section 7 b). The fifth bullet of Section 7 b) of the Agreement is hereby deleted in its entirety and replaced with:

“Except to the extent provided in Section 10 hereof following the completion of the SPAC or IPO, to receive any bonus, you must be an active employee on the date on which the bonus is paid.”

4.            Section 10. Section 10 of the Agreement is hereby deleted in its entirety and replaced with:

“10. Separation of Employment. At separation of employment, you shall be paid the portion of your Base Salary through your last day worked, and no compensation shall be due and owing, unless the conditions of Section 8 hereof or this Section 10 have been met. Effective upon conclusion of either a SPAC or IPO, you will be further entitled to the following severance provided you are not terminated for “Cause” or you terminate for “Good Reason”, as those terms are defined in this Agreement:

a)	Six (6) months of your then Base Salary, payable in lump sum (net of applicable withholdings) in accordance with the regular payroll practices of the Company and this Agreement;

b)	Your bonus(es) shall be:

i.	Payable in full as earned, if you were employed on the last day of the period from which the amount of bonus was to be determined (for example, a calendar year), regardless of whether such bonus(es) would otherwise be payable following your termination date under Section 7 hereof; and

ii.	Payable on a pro-rated basis based on the number of days worked, if you were not employed on the last day of the period from which the amount of bonus was to be determined, but were employed for over one half of that period and were on target to meet the trigger for bonus entitlement as of the date of your termination, regardless if the bonus threshold for the applicable period is later not fully met after your termination; and

c)	You hereby agree to provide six (6) months of transition support at your existing rate of pay at the Company’s written request (a “Request”), with duties, adjusted reporting lines and hours normally and reasonably consistent with transitioning the duties of a Chief Financial Officer, and in consideration therefor, following the completion of such service (or earlier death or long-term disability during such period), the nonqualified stock options of the Company set forth below shall vest as of the completion of such six month period and be exercisable for 90 days following such completion date but not later than the expiration date of such stock option (or you shall receive an equivalent cash value if and to the extent there are not sufficient outstanding unvested stock options under such awards as of the completion date), subject to any tax withholding requirements under applicable law:

Grant Date	Vesting Commencement Date	Expiration Date	Stock Options To Vest Under Section 10(c)	Exercise Price
07/29/2020	6/15/2020	7/28/2030	29,360 (1)	$3.30
07/29/2020	12/23/2020	7/28/2030	29,360 (1)	$3.30

(1)	Represents 1/8th of the shares subject to the stock option award.

You may resign at will during the 6-month period to pursue other opportunities but will forfeit the rights to vesting of the non-qualified stock options by that resignation. The Company agrees to terminate you only for “Cause” during the six-month period, as that term is defined in this Agreement, as amended. Upon delivery of any Request, the obligations under Section 10(a) hereunder shall accelerate and become immediately due and payable to Executive per their terms. Nothing in this subsection limits any of Executive’s rights or obligations provided elsewhere in the Agreement. Payments and benefits pursuant to this Section 10 shall be subject to your execution of a customary mutual release of claims covering the Company and its affiliates.

5.            Section 14.

a.            The phrase “whether within or outside of the United States” in the last line of the second sentence of Section 14 of the Agreement is hereby deleted in its entirety and replaced with “within the United States”.

6.            Section 22. New Section 22 is added to the Agreement as follows:

“22. Section 409A. This Agreement shall be construed insofar as possible for all payments to be exempt from, or comply with, Section 409A the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (“Section 409A”). This Agreement shall be construed and administered so as to avoid the imposition of additional tax and/or penalties under Section 409A. To the extent that any payments are subject to Section 409A, such payments shall be subject to the following: (i) amounts conditioned upon execution of a release shall not be paid before the year in which the last possible date for revocation of the release occurs (measured from the date of termination of employment), even if the release is actually signed and the revocation period actually expires in an earlier year; (ii) each payment made under this Agreement shall be treated as a separate payment and Executive’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments, and (iii) to the extent payment of an amount is triggered by termination of employment, “termination of employment” and correlative phrases shall mean “separation from service” within the meaning of Section 409A and applicable regulations. Notwithstanding anything to the contrary in this Agreement, if at the time Executive’s employment terminates, he is a “specified employee,” as defined under Section 409A, any and all amounts payable under this Agreement on account of such separation from service that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon Executive’s death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Section 409A, as determined by the Companies in its reasonable good faith discretion); (B) benefits which qualify as excepted welfare benefits pursuant to Section 409A; or (C) other amounts or benefits that are not subject to the requirements of Section 409A. Notwithstanding the foregoing, the Company makes no representations regarding the tax treatment of any payments hereunder, and the Executive shall be responsible for any and all additional taxes.”

7.            Special Bonus Opportunity - 2021 Audited Results: Executive shall be eligible to receive a special bonus following successful completion of the 2021 full year financial audit and related controls assessment process covering Porch Group, Inc. in an amount equal to One Hundred Thousand Dollars ($100,000.00). This bonus shall be paid in the discretion of the Compensation Committee of the Board of Directors of Porch Group, Inc. following consultation with the Audit Committee. Any such payment would be made within the next normal payroll cycle of the Company following such approvals.

8.            Miscellaneous.

a.            Except as expressly amended, modified or supplemented by this Amendment, the Agreement is and shall continue to be in full force and effect in accordance with the terms thereof. As of the date of this Amendment, all references in the Agreement to the “Agreement” and any other reference of similar effect shall refer to the Agreement as amended by this Amendment.

b.            This Amendment is governed by the laws of the State of Washington, without respect to its conflict of law principles.

c.            The headings contained in this Amendment are for ease of reference only and shall not be considered in construing this Amendment.

d.            This Amendment may be executed by each of the parties in separate counterparts, and each such counterpart shall be deemed an original, but all such counterparts shall together constitute the Amendment. Receipt of an executed signature page by facsimile, email or other electronic transmission shall constitute delivery hereof. Electronic records of an executed Amendment shall be deemed to be originals.

The Parties knowingly and voluntarily sign this Amendment as of the date(s) set forth below.

PORCH.COM, INC.

By:	/s/ Martin Heimbigner	By:	/s/ Matthew Cullen
	Martin Heimbigner		Name: Matthew Cullen

Title: General Counsel

Date: February 11, 2022		Date:	February 11, 2022

[Signature page to First Amendment to Offer Letter Agreement]

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